Exhibit 99.2
Certification for Years Following First Fiscal Year Certification
Reliance Bancshares, Inc.
UST#595
I, Dale E. Oberkfell, Executive Vice President and Chief Financial Officer certify, based on my knowledge, that:
(i) The compensation committee of Reliance Bancshares, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Reliance Bancshares, Inc.;
(ii) The compensation committee of Reliance Bancshares, Inc. has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Reliance Bancshares, Inc. and has identified any features of the employee compensation plans that pose risks to Reliance Bancshares, Inc. and has limited those features to ensure that Reliance Bancshares, Inc. is not unnecessarily exposed to risks;
(iii) The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Reliance Bancshares, Inc. to enhance the compensation of an employee, and has limited any such features;
(iv) The compensation committee of Reliance Bancshares, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v) The compensation committee of Reliance Bancshares, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:
(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Reliance Bancshares, Inc.;
(B) Employee compensation plans that unnecessarily expose Reliance Bancshares, Inc. to risks; and
(C) Employee compensation plans that could encourage the manipulation of reported earnings of Reliance Bancshares, Inc. to enhance the compensation of an employee;
(vi) Reliance Bancshares, Inc. has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
(vii) Reliance Bancshares, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period.

(viii) Reliance Bancshares, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period.
(ix) Reliance Bancshares, Inc and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;
(x) Reliance Bancshares, Inc. will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;
(xi) Reliance Bancshares, Inc. will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii) (see Appendix A);
(xii) Reliance Bancshares, Inc. will disclose whether Reliance Bancshares, Inc., the board of directors of Reliance Bancshares, Inc., or the compensation committee of Reliance Bancshares, Inc. has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period (see Appendix B);
(xiii) Reliance Bancshares, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;
(xiv) Reliance Bancshares, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Reliance Bancshares, Inc. and Treasury, including any amendments;
(xv) Reliance Bancshares, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and
(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. ( See, for example 18 U.S.C. 1001.)
March 30, 2011

By:	/s/ Dale E. Oberkfell

Name:	Dale E. Oberkfell
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Appendix A
Reliance Bancshares, Inc.
Annual Certification
Perquisites
UST #595
There were no perquisites as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations to be disclosed.

Appendix B
Reliance Bancshares, Inc.
Annual Certification
Compensation Consultant
UST #595
In 2009 the Compensation Committee of Reliance Bancshares, Inc. (“Reliance”) retained Amalfi Consulting, LLC (“Amalfi Consulting”), as its compensation consultant to provide various compensation-related services to the Bank.
In accordance with Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”) and the Interim Final Rule (the “IFR”), effective June 15, 2009, please find below, in compliance with Section 30.11 of the IFR, a description of the services provided to Reliance or the Compensation Committee by Amalfi Consulting.
In 2009 and 2010 Amalfi Consulting assisted the Compensation Committee in understanding the impact of the regulatory environment on Reliance’s compensation programs and the Committee’s responsibilities under current regulations. During both years, Amalfi Consulting assisted in the review of compensation plans to identify risks within these plans related to the Company and its subsidiary banks, Reliance Bank and Reliance Bank, FSB. The firm also assisted in identifying appropriate compensation structures for consideration by Reliance for purposes of structuring safe and sound compensation programs within each subsidiary. In addition, Amalfi Consulting provided objective feedback in relation to peer group selection, performance criteria for incentive plans, qualitative measures for incentive plans as well as benchmarking suggestions for overall compensation planning.
Amalfi Consulting did not complete any compensation benchmarking projects or provide compensation data to the Company.
In December 2010, Amalfi Consulting joined McLagan, an Aon Hewitt company.